Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

The parties to Jiannaras v. Switch & Data Facilities Co., Inc., et al., Case No. 09-CA-027950 (the “Action”), pending in the Circuit Court in the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida (the “Court”), along with the parties to Gibbs v. Switch & Data Facilities Co., Inc., et al., Case No. CA 5027-VCS, pending in the Court of Chancery of Delaware (the “Delaware Action”) and Broadbased Equities v. Keith Olsen, et al., Case No: 8:09-CV-2473-T-26TBM, pending in the United States District Court, Middle District of Florida, Tampa Division (the “Federal Action”) (collectively with the Delaware Action, the Federal Action, and the Action, the “Actions”), by and through their respective attorneys, have reached an agreement in principle providing for the settlement of the Actions on the terms and subject to the conditions set forth in this Memorandum of Understanding (“MOU”):

WHEREAS, on October 21, 2009, Defendant Switch & Data Facilities Company, Inc. (“Switch & Data” or the “Company”), announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Equinix, Inc. (“Equinix”), Sundance Acquisition Corp. (“Sundance”) and the Company, under which Equinix would acquire the Company for 0.19409 shares of Equinix stock or $19.06 in cash for each share of Switch and Data stock, for a transaction valued at approximately $689 million (the “Merger”);

WHEREAS, on November 2, 2009, Plaintiff Michael Jiannaras (“Jiannaras”) filed the Action;

WHEREAS, on October 27, 2009, Plaintiff David Gibbs (“Gibbs”) filed the Delaware Action;

WHEREAS, on November 25, 2009, the Defendants filed a Registration Statement on Form S-4 (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) with the intent of soliciting shareholder approval of the Merger Agreement;

WHEREAS, on December 7, 2009, Plaintiff Broadbased Equities (“Broadbased”) (collectively with Plaintiffs Jiannaras and Gibbs, the “Plaintiffs”) filed the Federal Action which challenged, inter alia, the disclosures made in the Proxy Statement;

WHEREAS, Defendants have produced hundreds of pages of non-public documents in response to discovery requests served by Plaintiffs (the “Defendants’ Document Production”), and Plaintiffs have additionally reviewed thousands of pages of public documents regarding the Merger and the Merger Agreement;

WHEREAS, on December 16, 2009, counsel for Jiannaras, following, inter alia, review of the documents produced pursuant to Defendants’ Document Production, sent a letter to counsel for Defendants demanding, inter alia, additional disclosures that Jiannaras and Gibbs would want Defendants to promptly make in consideration for any settlement of the Action and the Delaware Action (the “Jiannaras Demand Letter”).

WHEREAS, on December 17, 2009, Jiannaras filed a First Amended Direct Shareholder Class Action Complaint Based Upon Self Dealing and Breach of Fiduciary Duty in the Action which challenged, inter alia, the disclosures made in the Proxy Statement;

WHEREAS, following, inter alia, review of the documents produced pursuant to Defendants’ Document Production, on or about December 18, 2009 counsel for Broadbased sent a letter to counsel for Defendants listing the additional disclosures (in addition to the disclosures set forth in its complaint filed in the Federal Action) that Broadbased would want Defendants to promptly make in consideration for any settlement of the Federal Action (the “Broadbased Demand Letter”).

WHEREAS, the Actions were brought on behalf of a proposed class of shareholders of Switch & Data against Kathleen Earley, George Kelly, William Luby, Arthur Matin, Keith Olsen, G. Michael Sievert, Michael Sileck, M. Alex White, Switch & Data, Sundance, and Equinix (collectively, the “Defendants”);

WHEREAS, on December 21, 2009, Defendants filed Amendment No. 1 to the Registration Statement on Form S-4 with the SEC (the “Amended Proxy Statement”), describing the Merger and providing notice that a special meeting has been scheduled to be held on January 29, 2010, with regard to the approval of the Merger Agreement by the shareholders of Switch & Data;

WHEREAS, the Board of Directors of Switch & Data recommends in the Amended Proxy Statement that the shareholders of Switch & Data vote “FOR” the approval of the Merger Agreement;

WHEREAS, Plaintiffs’ counsel and Defendants’ counsel have had numerous discussions regarding the disclosures in the Proxy Statement and the Amended Proxy Statement;

WHEREAS, Switch & Data, after consultation and negotiation with counsel for Plaintiffs, as contemplated herein, has agreed that it will make certain additional disclosures regarding the Merger Agreement (the “Disclosures”) through a current report on Form 8-K (the “8-K”) to be filed with the SEC, and will issue a press release on a national wire service announcing the filing of the 8-K;

WHEREAS, Defendants maintain that they have committed no violations of law or breaches of fiduciary duty whatsoever, nor aided and abetted any violations of law or breaches of fiduciary duty, including in connection with the Merger, the Merger Agreement, the Proxy Statement and/or the Amended Proxy Statement, and Defendants’ entry into this MOU is not an admission as to any of the claims asserted in the Actions;

WHEREAS, Plaintiffs’ entry into the MOU is not an admission as to the lack of any merit of any of the claims asserted in the Actions;

WHEREAS, as a result of the pendency and prosecution of the Actions, counsel have engaged in arm’s-length negotiations concerning a possible settlement of the Actions; and

WHEREAS, counsel have reached an agreement in principle, set forth in this MOU, providing for the settlement of the Actions between and among Plaintiffs, on behalf of themselves and the Class (as defined below) of persons on behalf of whom Plaintiffs have brought the Actions, and Defendants, on the terms and subject to the conditions set forth below (the “Settlement”);

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel to the parties, the parties to the Actions have agreed in principle, as follows:

1. In consideration for the settlement and dismissal with prejudice of the Actions and the releases provided herein, the Company will make additional disclosures in an 8-K to be filed with the SEC, such 8-K to be substantially in the form of the document attached hereto as Exhibit “A.” These additional disclosures address all of the changes sought in the Actions, the Jiannaras Demand Letter and the Broadbased Demand Letter. The Company will also, contemporaneously with the filing of the 8-K, issue a press release on a national wire service announcing the filing of the 8-K.

2. The parties to the Actions will use their best efforts to agree upon and execute, within 45 days, a Stipulation of Settlement (the “Stipulation”), to be filed in the Action, and such other documentation as may be required in order to effectuate the settlement set forth herein and to obtain final Court approval of the settlement and dismissal of the Actions upon the terms set forth herein. The Stipulation will provide for the following:

(a) For purposes of settlement only, the certification of a class pursuant to Rule 1.220(b)(1) and (b)(2), Florida Rules of Civil Procedure, consisting of all persons or entities who were record or beneficial owners of the Company’s common stock on October 21, 2009 and held such shares through and including the effective date of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, and excluding Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendants (the “Class”);

(b) Without admitting any wrongdoing, and specifically denying such, Defendants acknowledge that the filing and prosecution of the Actions and discussions with Plaintiffs’ counsel were the sole causes of the supplemental disclosures reflected in the 8-K;

(c) That upon the Effective Date of the Settlement, Releasing Parties, as defined in Paragraph 2(d) below, shall fully, finally, and forever release and discharge Defendants and all of their respective present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries, associates, affiliates, employers, employees, agents, consultants, insurers, directors, managing directors, officers, partners, partnerships, principals, limited liability companies, members, attorneys, bankers, consultants, trustees, insurers, co-insurers, reinsurers, accountants, financial and other advisors, investment bankers, underwriters, lenders, auditors, and any other representatives of any of these persons or entities (the “Released Parties”) from the Released Claims, as defined in Paragraph 2(d) below, whether or not such Released Parties were named, served with process, or appeared in the Actions.

(d) That upon the Effective Date of the Settlement, the following claims will be fully, absolutely, and forever released, dismissed, discharged, relinquished, compromised, and settled (the “Released Claims”) with respect to the Released Parties, except as may exist with respect to claims belonging to the Defendants against their insurers or co-insurers: All rights, actions, causes of action, suits, debts, dues, sums of money, accounts, liabilities, losses, obligations, fees, costs, reckonings, bonds, bills, specialties, controversies, agreements, contracts, variances, trespasses, damages, judgments, extensions, executions, claims, and demands whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future could be or might be asserted, by or on behalf of Plaintiffs and any or all members of the Putative Class and all of their respective present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries, associates, affiliates, employers, employees, agents, consultants, insurers, directors, managing directors, officers, partners, partnerships, principals, limited liability companies, members, attorneys, bankers, consultants, trustees, insurers, co-insurers, reinsurers, accountants, financial and other advisors, investment bankers, underwriters, lenders, auditors, and any other representatives of any of these persons or entities (the “Releasing Parties”), including, without limitation, any claims, whether individual, class, direct, derivative, representative, legal, equitable or in any other capacity, arising under federal statutory or common law, state statutory or common law, local statutory or common law, or any law, rule or regulation, including the law of any jurisdiction outside the United States

(including allegations of fraud, fraud in the inducement, breach of the duty of care, breach of the duty of loyalty, breach of the duty of disclosure, breach of any other duty, misrepresentation or omission, negligence or gross negligence, “quasi-appraisal,” breach of contract, breach of trust, corporate waste, ultra vires actions, unjust enrichment, aiding and abetting, violations of federal or state securities law, or otherwise), that relate in any way to (i) the Merger Agreement or the Merger or any amendment thereto; (ii) the fiduciary and other duties owed by Defendants and the Released Parties to shareholders of Switch & Data in connection therewith; (iii) Defendants’ disclosure obligations under federal, state or any other law in connection with the Merger Agreement or the Merger; (iv) the adequacy of the consideration to be paid to Switch & Data shareholders in connection with the Merger or any amendment thereto; (v) the negotiations in connection with the Merger Agreement, or any amendment thereto, including any alleged deal protection devices, (vi) the alleged aiding and abetting of any breach of fiduciary duty in connection with the Merger Agreement or the Merger; (vii) any alleged improper personal benefit, conflict of interest, improper payments of any remuneration or employment benefits to any individual made in connection with the Merger Agreement or the Merger; (viii) the allegations in the Actions; (ix) this litigation; and (x) any other claim related in any way to any of the foregoing; provided however, that the Released Claims shall not include properly perfected claims for appraisal pursuant to Section 262 of the Delaware General Corporation Law (8 Del. C. § 262) or claims by the parties to enforce the terms of the Stipulation, the Settlement, and the MOU;

(e) that the Released Parties completely release all claims relating to the subject matter of the Actions that they have or may have against Plaintiffs, Plaintiffs’ counsel and the Class, including any claims based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the Actions, provided, however, that the Released Parties shall retain the right to enforce the terms of the Stipulation, the Settlement, and the MOU, and that the Releasing Parties release all claims relating to the subject matter of the Actions that they have or may have against Plaintiffs and Plaintiffs’ counsel, including any claims based upon, relating to, or arising out of the institution, prosecution, assertion, settlement or resolution of the Actions;

(f) A statement that: (i) the releases contemplated by the Stipulation shall extend to claims that the Releasing Parties and Released Parties do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ or Released Parties’ decision to enter into the release; (ii) the Releasing Parties and Released Parties shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights and benefits of §1542 of the California Civil Code; and (iii) the Releasing Parties and Released Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542.

(g) Defendants acknowledge that Plaintiffs’ Counsel are entitled to an appropriate amount of attorneys’ fees and reimbursement of expenses for the benefits achieved in the Settlement. Subject to Court approval, Defendants have agreed to pay Plaintiffs’ attorneys’ fees and expenses in an amount of $900,000. Subject to the terms and conditions of this MOU and any order of the Court, Switch & Data (or its successors in interest or insurer) and Equinix shall pay, in accordance with a separate allocation agreement between them, the attorneys’ fees and expenses awarded by the Court to Plaintiffs’ counsel, which shall be paid to Coughlin Stoia Geller Rudman & Robbins LLP, as receiving agent for Plaintiffs’ counsel, within ten (10) business days after the date on which an order and final judgment approving the Settlement is entered by the Court, subject to Plaintiffs’ counsel’s obligations to make refunds or repayments to Switch & Data (or its successors in interest or insurer) if, as a result of any appeal and/or further proceedings or remand, or successful collateral attack, or otherwise, the fee or cost award is lowered or the Settlement is terminated. It is only agreed by the parties hereto that this provision shall survive the closing of the Merger.

(h) The Settlement being conditioned upon the fulfillment of each of the following:

(i) The dismissal with prejudice of the Actions without the award of any damages, costs, fees or the grant of any further relief except for the award of fees and expenses pursuant to paragraph 2(g) of this MOU;

(ii) The entry of a final judgment in the Actions approving the Settlement and providing for the dismissal with prejudice of the Actions and approving the grant of a release by the Class to the Defendants of the Released Claims;

(iii) The inclusion in the final judgment of a provision enjoining all members of the Class from asserting any of the Released Claims;

(iv) Such final judgment and dismissal of the Actions being finally affirmed on appeal or such final judgment and dismissal not being subject to appeal (or further appeal) by lapse of time or otherwise; and

(v) The successful closing of the Merger.

(i) The parties being obligated to use their best efforts to obtain Court approval of the Settlement and a dismissal with prejudice of the Actions.

(j) The statements that: (i) all Defendants deny that they committed any violations of law or otherwise acted or failed to act in a proper manner and that the Defendants are entering into the stipulation because the proposed Settlement would eliminate the risk, burden and expense of further litigation, would fully and finally resolve all Settled Claims, permit the Merger to be consummated without the risk of injunctive relief or delay and would permit the Company’s shareholders to receive the consideration provided for in the Merger; and (ii) Plaintiffs and the Class do not concede any lack of merit in their claims but believe the Settlement is in the best interests of the Class.

(k) The requirement that the parties to the Actions present the Settlement to the Court for hearing and approval as soon as practicable and, following appropriate notice to members of the Class, use their best efforts to obtain final Court approval of the Settlement.

(l) The requirement that the Company and Equinix shall cause a dissemination of notice of the Settlement to members of the Class in accordance with Florida law and the Company and Equinix shall equally share all costs and expenses incurred in providing such notice to the members of the Class, regardless of whether the Settlement is approved.

(m) Such other terms and conditions not inconsistent with the foregoing that are customary for the settlement of actions of this type.

3. Pending the completion or termination of settlement-related proceedings pursuant to this MOU and the Stipulation of Settlement described above, the parties agree to jointly request the applicable courts to stay any further proceedings in the Actions pending approval of the Settlement as provided herein. The Plaintiffs in the Actions will stay, and will not initiate, any other proceedings other than those incident to the Settlement. The parties also agree to use their best efforts to prevent, stay or seek dismissal of any action initiated or maintained by any member of the Class in any other litigation against any of the parties to this MOU, which challenges the Settlement, the Merger or the Merger Agreement, or otherwise involves a Released Claim.

4. The consummation of the Settlement is subject to and conditioned upon the completion by Plaintiffs and their counsel of appropriate confirmatory discovery in the Actions sufficient to satisfy Plaintiffs’ counsel that the proposed Settlement is fair and reasonable. Plaintiffs anticipate taking one deposition of a representative of one of Switch and Data’s financial advisors knowledgeable about the Merger, and one deposition of a representative of Switch and Data knowledgeable about the Merger. Counsel for the parties will use good faith efforts to agree upon the scope of any additional document discovery and the protection of any confidential information provided, and to complete all such discovery within 30 days.

5. This MOU and the Settlement provided for herein shall be null and void and of no force and effect if: (i) any of the conditions set forth in paragraph 2(h) is not met, or (ii) Plaintiffs’ counsel in the Actions determine, following completion of discovery as referred to above, that the Settlement is not fair and reasonable. Further, this MOU shall be of no further force or effect upon the execution of a Stipulation of Settlement which shall supersede the terms of this MOU. Neither the MOU nor the Stipulation of Settlement shall be admissible in evidence except to enforce their terms.

6. This MOU may be executed in counterparts by any of the signatories hereto, including by telecopier, and as so executed, shall constitute one Agreement.

7. This MOU, the Stipulation, and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware’s or Florida’s principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this MOU, the Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court.

8. This MOU may be modified or amended only by a writing signed by the signatories hereto.

9. This MOU shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors, affiliates and assigns. This MOU is being executed by counsel for the parties, each of whom represents and warrants that he or she has been granted full and complete authority from his or her client or clients to enter into this MOU.

	COUGHLIN STOIA GELLER RUDMAN		CARLTON FIELDS
	& ROBBINS LLP		SAM J. SALARIO, JR.
	JONATHAN M. STEIN		KEVIN P. MCCOY
STUART A. DAVIDSON CULLIN A. O’BRIEN
		By:	/s/ Sam J. Salario, Jr.
Sam J. Salario, Jr.
By:	/s/ Jonathan M. Stein
	Jonathan M. Stein		4221 West Boy Scout Boulevard
Suite 1000
	120 E. Palmetto Park Road, Suite 500		Tampa, FL 33607
	Boca Raton, FL 33432		Telephone: 813-223-7000
	Telephone: 561/750-3000		813-229-4133 (fax)
561/750-3364 (fax)

Attorneys for Plaintiff Jiannaras

	THE BRUALDI LAW FIRM, P.C. RICHARD B. BRUALDI		Neil A. Potischman Samantha Harper Knox DAVIS POLK & WARDWELL LLP 1600 El Camino Real Menlo Park, CA 94025
By:	/s/ Richard B. Brualdi
Richard B. Brualdi
Attorneys for Sundance Acquisition
	29 Broadway, Suite 2400		Corporation and Equinix, Inc.
New York, NY 10006
Telephone: 212/952-0602
	212/952-0608 (fax)		HOLLAND & KNIGHT
LOUISE MCALPIN
Attorneys for Plaintiff Broadbased Equities

		By:	/s/ Louise McAlpin
	RIGRODSKY & LONG, P.A.		Louise McAlpin
SETH D. RIGRODSKY
	BRIAN D. LONG		701 Brickell Avenue, Suite 3000 Miami FL 33131 Telephone: 305/789-7717 305/789-7799 (fax)
By:	/s/ Brian D. Long
Brian D. Long

	919 North Market Street; Suite 980		Attorney for Defendants Switch & Data
	Wilmington, DE 19801		George Kelly, William Luby, Arthur Matin,
	Telephone: 302/295.5310		Keith Olsen, G. Michael Sievert, Michael
	302.654.7530 (fax)		Sileck, and M. Alex White

Attorneys for Plaintiff Gibbs

Dated: January 19, 2010

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